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                                                                    Exhibit 10.2



THIS BUY-SELL AGREEMENT is entered into as of March 3, 2000 among OXFORD INTERNATIONAL, INC., a Maryland corporation (the "Company"), and MORTGAGE BANKERS HOLDING CORP., (MBHC, collectively the "Shareholders"), with respect to the following facts:

     1. The Shareholders own 667,000 of the outstanding shares of the Growth Fund Partners, Inc.

     2. The Shareholders and the Company believe it to be in their respective best interests that the Shareholders dispose of the shares of the Growth Fund Partners, Inc. now or hereafter owned by the Shareholders (collectively the "Shares") and to provide for the purchase of the Shares by the Company.

     NOW, THEREFORE, IN CONSIDERATION OF the foregoing facts and the mutual agreements set forth herein, the parties agree as follows:

     1. Transfer Restriction. During the term of this agreement, the Company may not transfer, assign, hypothecate or otherwise dispose of any of the Shares except in accordance with this agreement, and all certificates evidencing the Shares shall bear the following addendum:

     "These shares are subject to restrictions on transfer contained in a Buy-Sell Agreement, a copy of which may be inspected at the principal office of MBHC and the Company"

     2. Right-of-First-Refusal. The Company shall have First-Right-of-Refusal for a period of 30 days.

     2.1 Rejection. If the offer has not been accepted in writing prior to expiration of the 30-day period, the selling Shareholder shall have the right of cancellation thereafter.

     2.2 Acceptance. Upon the acceptance of this agreement and prior to expiration of the 30-day period, the price for the Shares being purchased will be paid in cash in the amount of $2,500,000. No such disposition of the Shares may be transferred, assigned, hypothecated or otherwise disposed prior to the payment of such shares.

     3. Terms of Purchase. The Company shall effect such purchase and redemption within 30 days. The Company shall pay $2,500,000 of the Purchase Price in cash upon delivery of the certificates evidencing the Shares, duly endorsed for transfer to the Company.

     3.1  Costs. All costs shall be borne by party ordering same.

     4. Termination of Relationship. At any time that the Company or Shareholders may elect to terminate the relationship between the two parties.

     4.1 Closing. Within 30 days closing shall be held at which the purchasing Shareholder shall purchase the Shareholder's Shares for cash, in the amount of the $2,500,000, payable at the closing against receipt of
          (1) certificates evidencing the Shares duly endorsed for transfer, and
          (2) the selling Shareholder's resignation from all title to the shares.

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     4.2  Revocation. Once commenced, the procedures provided herein may not be terminated or revoked without the prior written consent of both parties to such termination or revocation.

     4.3 Application. The provisions of the Section 4 shall only apply in the event that the Shareholders own all of the outstanding shares.

     5. Administrative Approvals. The Company and the Shareholders shall provide all necessary corporate approval, documents and/or resolutions in connection with the purchase and sale of any Shares under this agreement.

     6. Notice. Any notice or other communication required or permitted under this agreement shall be in writing and shall be effective upon receipt if delivered personally, or three days after deposit in United States registered or certified mail, postage prepaid and return receipt requested, addressed as set forth below or to such addresses as may have been provided in like manner to all other parties to this agreement:

          (a)  If to the Company:
               Oxford International, Inc.
               Greg Dutcher
               7979 Old Georgetown Road, Eighth Floor
               Bethesda MD 20814

          (b)  If to Shareholders:
               Mortgage Bankers Holding Corp./
               National Institute Companies of America
               55 South Main Street, 2nd Floor
               Washington PA 15301

     7. Termination. This agreement shall terminate (a) by the written agreement of all parties; (b) upon the dissolution, bankruptcy or insolvency of the Company; or (c) at the close of business on the 30th day from the date of acceptance.

     8. Arbitration. Any controversy or claim arising out of this agreement, or any breach of this agreement, including any controversy or claim as to arbitrability or rescission, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.

     8.1 Arbitration. Arbitration shall be conducted in and governed by the laws of the state of Pennsylvania and subject to the exclusive jurisdiction of the courts therein.

     8.2 Judgment. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall not, under any circumstances, have any authority to award punitive exemplary or similar damages.

     8.3 Equitable Remedies. Either party may pursue the remedy of specific performance of this agreement, or seek a preliminary or permanent injunction against the breach of this agreement; or in aid of the exercise of

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          any power granted hereunder, or any combination thereof, in any court having jurisdiction thereof without resort to arbitration.

     9. Miscellaneous. This agreement shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties. Should any one or more of the provisions of this agreement be determined to be illegal or unenforceable, all other provisions of the agreement shall be given effect separately from such provisions, and the other provisions shall not be such illegality or unenforceability. If any action at law or in equity to enforce any of the provisions or rights under this agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs expenses and reasonable attorneys' fees incurred by the successful party or parties (including without litigation, costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceedings, such costs, expenses and attorneys' fees shall be included as part of the judgment.

     IN WITNESS WHEREOF, the parties have executed this Buy-Sell Agreement as of the date first above written.


                                                  /s/ GREG C. DUTCHER
                                                  -----------------------------
                                                  OXFORD INTERNATIONAL INC.
                                                  By Greg C. Dutcher
                                                  President and CEO


     I acknowledge that I have read the foregoing Buy-Sell Agreement and that I know its contents. I am aware that by its provisions to sell all Shares (as defined therein) of Growth Fund Partners, Inc. I hereby consent to the sale, approve of the provisions of the agreement.

DATED: 3/9, 2000
      ----


                                                  /s/ KEVIN P. MALOREY
                                                  -----------------------------
                                                  MORTGAGE BANKERS HOLDING CORP.
                                                  By Kevin P. Malorey
                                                  President


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Oxford International, Inc.
Gregg Dutcher
7979 Old Georgetown Road
Eighth Floor
Bethesda MD 20814

April 27, 2000


Mr. Gregory Dutcher

We would like to extend the date of the contract to May 15th, 2000 to help accommodate the transaction.


/s/ KEVIN P. MALONEY                               /s/ ??????????????????
---------------------------------------------      -----------------------------
Kevin P. Maloney, President                        Witness
National Institute Companies of America, Inc.


/s/ GREGORY DUTCHER                                /s/ MARY S. WRIGHT
---------------------------------------------      -----------------------------
Gregory Dutcher                                    Witness
Oxford International, Inc.